Exhibit 3.1

CERTIFICATE OF MERGER

OF

KOLA MERGER SUB, INC.

WITH AND INTO

KAPSTONE PAPER AND PACKAGING CORPORATION

November 2, 2018

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), KapStone Paper and Packaging Corporation, a Delaware corporation (“KapStone”), hereby certifies the following information relating to the merger of Kola Merger Sub, Inc., a Delaware corporation (“Kola Merger Sub”), with and into KapStone (the “Merger”).

FIRST. The name and state of incorporation of each of the constituent corporations that is a party to the Merger (the “Constituent Corporations”) are as follows:

Name	State
KapStone Paper and Packaging Corporation	Delaware
Kola Merger Sub, Inc.	Delaware

SECOND. An Agreement and Plan of Merger, dated as of January 28, 2018 (the “Merger Agreement”), among KapStone, Kola Merger Sub, Whiskey Holdco, Inc., a Delaware corporation, WestRock Company, a Delaware corporation, and Whiskey Merger Sub, Inc., a Delaware corporation, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD. The surviving corporation of the Merger shall be KapStone (the “Surviving Corporation”) and it shall be governed by the laws of the State of Delaware.

FOURTH. The name of the Surviving Corporation shall remain KapStone Paper and Packaging Corporation.

FIFTH. Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A attached hereto, and, as so amended and restated, will be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.

SIXTH. A copy of the Merger Agreement is on file at the office of the Surviving Corporation, which is located at 1000 Abernathy Road NE, Atlanta, GA 30328.

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SEVENTH. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

EIGHTH. This Certificate of Merger, and the Merger provided for herein, shall become effective and shall have been consummated by operation of law without further act or deed upon the part of the Constituent Corporations as of 5:01 p.m. New York City time on the 2nd day of November, 2018.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed and sealed by its duly authorized officer as of the date first set forth above.

KAPSTONE PAPER AND PACKAGING CORPORATION

By:	/s/ Matthew Kaplan
	Name:	Matthew Kaplan
	Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF Incorporation

OF

KAPSTONE PAPER AND PACKAGING CORPORATION

FIRST: The name of the corporation (hereinafter called the “Corporation”) is KapStone Paper and Packaging Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington County of New Castle, Delaware, 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.0001 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH: Subject to the last sentence of Article SEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and this Certificate of Incorporation, and all rights conferred upon stockholders and directors herein, are granted subject to this reservation.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SEVENTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

NINTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.